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                      SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.


                                   FORM 8-K

                                CURRENT REPORT



                        Pursuant to Section 13 or 15(d)
                    of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported):  April 27, 1998


                        SOUND SOURCE INTERACTIVE, INC.
            (Exact name of registrant as specified in its charter)



                                 DELAWARE
                (State or other jurisdiction of incorporation)


          0-21938                                      33-055-7853
  (Commission File Number)                  (IRS Employer Identification No.)


26115 Mureau Road, Suite B, Calabasas, CA                                  91302
(Address Of Principal Executive Offices)                              (Zip Code)


Registrant's telephone number, including area code:               (818) 878-0505


                                 N/A
         (Former name or former address, if changed since last report)
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ITEM 5.   OTHER EVENTS

     On April 27, 1998, Sound Source Interactive, Inc. (the "Company") entered into a Settlement Agreement dated as of April 24, 1998 with ASSI, Inc., NCD, Inc., The Boston Group, L.P., Vincent J. Bitetti, Ulrich E. Gottschling, Mark A. James and Robert G. Kalik. Pursuant to the Settlement Agreement, the Company has settled with prejudice two legal proceedings which were pending against it, its Chairman and Chief Executive Officer Vincent J. Bitetti, and its President and Chief Operating Officer Ulrich E. Gottschling, in Los Angeles Superior Court and which related to an attempted expansion of the Company's Board of Directors and the election of four persons to fill the expansion seats. In connection with the settlement, the Company (a) exchanged 1,100,000 shares of its common stock for the 4,816,657 common stock purchase warrants held by ASSI, Inc.; (b) amended and restated its Bylaws to provide for a seven-member Board of Directors; (c) appointed Wayne Rogers, John Wholihan, Samuel Poole and Richard Azevedo to fill vacancies on the Board of Directors; and (d) entered into certain related agreements described below.

     Pursuant to the Settlement Agreement, the Company received the consent of ASSI, Inc. to certain matters relating to the existing Voting Agreement among the Company, ASSI, Inc., Vincent J. Bitetti and Eric H. Winston. Among other things, the consent provides that as between the Company, ASSI, Inc., The Boston Group, L.P. and Vincent J. Bitetti, the nominees for the seven-person board of Directors will be determined as follows: up to two persons may be nominated by Bitetti as long as he holds 750,000 or more shares of the Company's common stock (but only one person, if Bitetti holds more than 500,000 and less than 750,000 shares, and no person if Bitetti holds 500,000 or fewer shares); one person may be nominated by ASSI, Inc. as long as it holds 500,000 or more shares of the Company's common stock (but no person if ASSI, Inc. holds fewer than 500,000 shares); up to two persons may be nominated by The Boston Group, L.P. (including as assignee of the rights of Joseph Stevens & Company, L.P.) pursuant to the Underwriting Agreement dated July 1, 1996 so long as it may be in effect in pertinent part; one person (an "Expansion Member") may be nominated by Mr. Bitetti (subject to approval of such person by ASSI, Inc. (unless a renomination of a presently serving nominee)), and one person (another "Expansion Member") may be nominated by ASSI, Inc. (subject to approval of such person by Mr. Bitetti (unless a renomination of a presently serving nominee)). Each Expansion Member must be independent of the Company and the person nominating such Expansion Member, and must meet certain other requirements set forth in the consent.

     Pursuant to the Settlement Agreement, ASSI, Inc., NCD, Inc., Louis Habash and the Company also entered into a Lock-Up Agreement. Such agreement provides that during the year ending May 30, 1999, ASSI, Inc., NCD, Inc. and Louis Habash (who is the beneficial owner of all of the voting securities of ASSI, Inc. and NCD, Inc.) may not sell shares of the Company's common stock beneficially owned by them in an aggregate amount in excess of an amount determined by a formula, which equates to the product of approximately 94,620 shares times the number of full months, commencing with the month of May 1998, elapsed since the settlement.

     Pursuant to the Settlement Agreement, the Company also entered into a Third Amended and Restated Employment Agreement with Vincent J. Bitetti. The new employment agreement extends the term of Mr. Bitetti's existing agreement for 2-1/4 years until December 31, 2000 at a salary increase from $200,000 to $240,000, grants Mr. Bitetti options to purchase an additional 50,000 shares

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of the Company's common stock at prices of $2.50 and $5.00 per share and alters the bonus structure applicable under the prior agreement.

     Pursuant to the Settlement Agreement, the Company entered into an Employment Memorandum with Ulrich E. Gottschling which amends Mr. Gottschling's existing employment agreement. The amendment extends the term of the existing agreement for one year until January 31, 2000 at a salary increase from $150,000 to $180,000, grants Mr. Gottschling similar options to purchase an additional 50,000 shares of the Company's common stock and alters the bonus structure applicable under the existing agreement.

     Certain aspects of the settlement will be submitted for stockholder approval at the next annual meeting.

     A copy of the Settlement Agreement, the Amended and Restated Bylaws, the Lock-Up Agreement, the Third Amended and Restated Employment Agreement of Vincent J. Bitetti, the Employment Memorandum amending the Employment Agreement of Ulrich E. Gottschling and the consent of ASSI, Inc. and the related press release are attached as exhibits hereto and incorporated herein by reference.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS.

     (c)  Exhibits

Exhibit   Description
Number

3.1       Amended and Restated Bylaws of the Company.

9.1 Consent of ASSI, Inc., dated as of April 27, 1998, pursuant to the Voting Agreement, dated as of April 30, 1996, among ASSI, Inc., Vincent J. Bitetti and Eric H. Winston.

10.1 Settlement Agreement, dated as of April 27, 1998, by and among Sound Source Interactive, Inc., ASSI, Inc., NCD, Inc., The Boston Group, L.P., Vincent J. Bitetti, Ulrich E. Gottschling, Mark A. James and Robert G. Kalik.

10.2 Lock-Up Agreement, dated as of April 27, 1998, among ASSI, Inc., NCD, Inc., Louis Habash and the Company.

10.3 Third Amended and Restated Employment Agreement of Vincent J. Bitetti, dated as of April 27, 1998.

10.4      Employment Memorandum of Ulrich E. Gottschling, dated as of April 27,
          1998.

99.1      Press release dated April 28, 1998 of Sound Source Interactive, Inc.

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                                  SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                      SOUND SOURCE INTERACTIVE, INC.



Date:  May 6, 1998                    By: /s/ Vincent J. Bitetti
                                          ----------------------
                                          Vincent J. Bitetti
                                          Chairman of the Board & Chief
                                          Executive Officer

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